EXHIBIT 99.1

TEKOIL AND MASTERS REVISE TERMS AND EXECUTE CLOSING DOCUMENTS

WEDNESDAY, April 18, 2007 8:30 AM
- Prime Zone

The Woodlands, Texas, April 18, 2007 (PRIMEZONE via COMTEX) - Tekoil & Gas Corporation (the “Company” - Pink Sheets: TKGN) announced today that it and the Sellers in the previously announced Purchase and Sale Agreement to acquire certain oil and gas properties in Galveston Bay, Texas (the “Masters Acquisition”) have amended terms and agreed to extend the Closing date.

Amended terms include agreement by Masters to accept 4 million shares of restricted common stock of the Company and a $10 million Promissory Note of the Company payable sixty (60) days following the closing of the Masters Acquisition and convertible at the option of Masters into restricted common stock of the Company at a conversion rate of $3.33 per share, with all such common shares being subject to the previously executed registration rights agreement between Masters and the Company. The Company also agreed to increase certain royalties payable to Masters. In exchange, Masters agreed to a reduction of cash required to close the transaction to approximately $30 million. Masters and the Company have executed the closing documents in a pre-closing and are awaiting financial institution committee approval in order to complete the financing and related documents and proceed to close this transaction.

Mr. Mark Western, Chairman of the Company stated: “We have continued to work very hard to complete this acquisition. While financing conditions remain, and the acquisition and financing are not yet complete, we hope to accomplish both within a week.”

Mr. Richard Lee, President of Masters Resources, LLC stated: “We remain committed to this transaction and to Tekoil and we are working to bring this transaction to conclusion.”

About Tekoil & Gas Corporation:

Houston-based Tekoil & Gas Corporation is a technology-driven company focused on the development, acquisition, stimulation, rehabilitation and asset improvement of small to medium-sized oil and gas fields. The combination of energy fuel reserves and advanced yield technologies are anticipated to generate value for Tekoil and its stakeholders, as the company targets above average growth in the 21st century energy sector. Additional news and information will be made available on the Tekoil website at www.tekoil.com and through further press releases as Tekoil’s plans are executed.
Forward-Looking Statements:

This news release may contain certain forward-looking statements, including declarations regarding Tekoil and its subsidiaries' expectations, intentions, strategies and beliefs regarding the future within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934.  All statements contained herein are based upon information available to Tekoil management as at the date hereof, and actual results may vary based upon future events, both within and without the control of Tekoil management, including risks and uncertainties that could cause actual results to differ materially including, among other things, the impact that acquisitions may have on the company and its capital structure, exploration results, market conditions, oil and gas price volatility, uncertainties inherent in oil and gas production operations and estimating reserves, unexpected future capital expenditure requirements, competition, governmental regulations and other factors, some of which are set forth in Part I, Item 2, of Tekoil’s registration statement on Form 10-SB.

SOURCE: Tekoil & Gas Corporation.
Mr. Eric Ottens, Executive VP, Tekoil & Gas Corporation: eottens@tekoil.com.